EXHIBIT 5.1

July 28, 2003

Cathay Bancorp, Inc.

777 North Broadway

Los Angeles, California 90012

Registration Statement on Form S-4

Ladies and Gentlemen:

We have acted as counsel to Cathay Bancorp, Inc., a Delaware corporation (“Cathay Bancorp”), in connection with the Registration Statement on Form S-4, as amended (the “Registration Statement”) to be filed with the Securities and Exchange Commission on or about July 28, 2003, for the purpose of registering under the Securities Act of 1933, as amended, 6,750,000 shares (the “Shares”) of Cathay Bancorp’s $0.01 par value common stock (“Common Stock”), issuable pursuant to the Agreement and Plan of Merger (the “Merger Agreement”), dated as of May 6, 2003, by and among General Bank, a California banking corporation, GBC Bancorp, a California corporation, Cathay Bank, a California banking corporation, and Cathay Bancorp. Capitalized terms used herein without definition shall have the meaning given to them in the Merger Agreement.

In connection with this opinion, we have assumed the authenticity of all records, documents and instruments submitted to us as originals, the genuineness of all signatures, the legal capacity of natural persons and the conformity to the originals of all records, documents and instruments submitted to us as copies.

In rendering our opinion, we have examined the following records, documents and instruments:

(a)	The Restated Certificate of Incorporation of Cathay Bancorp certified by the Delaware Secretary of State as of July 17, 2003, and certified to us by an officer of Cathay Bancorp as being complete and in full force and effect as of the date of this opinion;

(b)	The Restated Bylaws of Cathay Bancorp certified to us by an officer of Cathay Bancorp as being complete and in full force and effect as of the date of this opinion;

(c)	A certificate of an officer of Cathay Bancorp (i) attaching records certified to us as constituting all records of proceedings and actions of the Board of Directors, including any committee thereof, of Cathay Bancorp relating to the Shares, the Merger Agreement and the Registration Statement, and (ii) certifying as to certain factual matters;

(d)	A Certificate of Good Standing relating to Cathay Bancorp issued by the Secretary of State of the State of Delaware as of July 17, 2003;

(e)	The Registration Statement;

(f)	The Merger Agreement; and

(g)	A letter from American Stock Transfer, Cathay Bancorp’s transfer agent, dated July 24, 2003, as to the number of shares of Cathay Bancorp’s Common Stock that were outstanding on July 23, 2003.

This opinion is limited to the federal law of the United States of America and the General Corporation Law of the State of Delaware, and we disclaim any opinion as to the laws of any other jurisdiction. We further disclaim any opinion as to any other statute, rule, regulation, ordinance, order or other promulgation of any other jurisdiction or any regional or local governmental body or as to any related judicial or administrative opinion.

Based upon the foregoing and our examination of such questions of law as we have deemed necessary or appropriate for the purpose of this opinion, and assuming that (i) the Registration Statement becomes and

Cathay Bancorp, Inc.

July 28, 2003

remains effective during the period when the Shares are offered and issued; (ii) Cathay Bancorp’s stockholders approve the Merger; (iii) an amendment to Cathay Bancorp’s Restated Certificate of Incorporation increasing the authorized number of shares of Common Stock has been duly approved by Cathay Bancorp’s stockholders and properly filed with the Secretary of State of the State of Delaware prior to the issuance of the Shares; (iv) the Shares are issued in accordance with the Merger Agreement; (v) appropriate certificates evidencing the Shares are executed and delivered by Cathay Bancorp; (vi) the value of the GBC Bancorp shares being cancelled in connection with the consummation of the transactions contemplated by the Merger Agreement equals or exceeds the par value of the Shares; and (vii) all applicable securities laws are complied with, it is our opinion that when issued by Cathay Bancorp in the manner provided in the Merger Agreement and the Registration Statement, the Shares will be duly authorized, validly issued, fully paid and nonassessable.

This opinion is rendered to you in connection with the Registration Statement and is solely for your benefit. This opinion may not be relied upon by you for any other purpose, or relied upon by any other person, firm, corporation or other entity for any purpose, without our prior written consent. We disclaim any obligation to advise you of any change of law that occurs, or any facts of which we may become aware, after the date of this opinion.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement.

Very truly yours,

Heller Ehrman White & McAuliffe LLP